Press Release	Source: American Uranium Corporation

American Uranium to Deliver Cash Refund to Subscribers

Monday September 22, 9:30 am ET

DENVER, COLORADO--(MARKET WIRE)--Sep 22, 2008 -- American Uranium Corporation ("American" or "the Company") (OTC BB:AUUM.OB - News) announced this day that it will be sending a 12% Cash Refund to Private Placement Subscribers of the Company's Unit Offering of August 2007.

The Cash Refund is being made in accordance with the terms of the Private Placement Subscription Agreements whereby the company undertook to have the S-1 share registration in place within six months of the Closing Date. The Refund has adversely affected the company's ability to meet its contractual commitments for next year.

CORPORATE UPDATE:

During 2008 American Uranium has advanced more than $1.7 million to its PineTree-Reno Creek joint venture. This amount more than satisfies the Company's first year contract commitment of $1.5 million. In addition American has spent $975,000, which will be applied to its 2009 commitment of $1.5 million.

During 2008 the PineTree-Reno Creek Project resources were recalculated and increased significantly. Two 43-101 Technical Reports for the Project area have been filed on SEDAR by Strathmore Minerals. Additional resource increases are expected to be announced later this year. On July 30, 2008 the Company's Board decided to curtail Project activities and reduce general and administrative costs for the balance of this calendar year.

In August 2008 American announced the first project for which it is operator - a breccia pipe uranium exploration project with Nu Star Exploration in the Arizona Strip. This transaction closed on September 18, 2008. Under the terms of the Agreement the Company has paid a total of $227,000 including $80,000 in common shares of the Company to Nu Star in exchange for a Lease with Option to Buy 449 federal mining claims. No additional Nu Star expenditures are required until September 1, 2009.

The Company requires substantial funding to meet its forward 12 month contractual obligations at a time when the capital markets are in a significant decline and funding for junior exploration companies is difficult to source. The Company is exploring alternatives to preserve the Company and its projects.

AMERICAN URANIUM CORPORATION is a Nevada based uranium exploration and development company, and is committed to spending US $12.375 million to earn an initial 22.5% in the PineTree-Reno Creek Project and US $33 million over 6 years to earn a 60% interest from Strathmore Minerals Corporation.

Legal Notice regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts. Forward-looking statements in this news release include: that additional resource increases on the Reno Creek Property are expected to be announced this year.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent Form 10-KSB and other periodic reports filed from time to time with the Securities and Exchange Commission.

Information Concerning Mineralization and Resources

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian National Instrument 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "indicated" and "inferred" resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves.

Contact:

Contacts:
American Uranium Corporation
Raymond Foucault
Investor Relations
(303) 634-2265
Email: info@americanuanium.com
Website: http://www.americanuraniumcorp.com

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